Exhibit 10.4
FIRST AMENDMENT TO THE
AMENDED AND RESTATED
OPERATING AGREEMENT OF
CANNAE HOLDINGS, LLC,
a Delaware limited liability company
This FIRST AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF CANNAE HOLDINGS, LLC (this “Amendment”), is made and entered into as of February 26, 2024, by and among Cannae Holdings, LLC, a Delaware limited liability company (the “Company”), Cannae Holdings, Inc., a Delaware corporation, Cannae Holdco, Inc, a Delaware corporation, and Trasimene Capital Management, LLC, a Delaware limited liability company (“Trasimene”), effective September 1, 2019 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.
i. Amendment. Pursuant to Section 10.1 of the Agreement, the Agreement is hereby amended as follows:
a. Section 4.4(e) of the Agreement is hereby amended to amend and restate the following in its entirety:
i. Indemnification by a Court. Notwithstanding any contrary determination made in any specific cause under Section 4.4(c), and notwithstanding the absence of any determination made thereunder, any Indemnitee may apply to any court of competent jurisdiction in the State of Nevada for indemnification to the extent otherwise permissible under Sections 4.4(a) and 4.4(b). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnitee is proper in the circumstances because he, she or it has met the applicable standards of conduct set forth in Sections 4.4(a) and 4.4(b). Neither a contrary determination in the specific case under Section 4.4(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnitee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 4.4(e) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Indemnitee shall also be entitled to be paid the expense of prosecuting such application.
b. Section 5.1(d) of the Agreement is hereby amended to amend and restate the following in its entirety:
i. Termination of Right to Carry Amounts. Effective as of July 2, 2024, Trasimene shall cease to be entitled to Carry Amounts pursuant to Section 5.1 of the Agreement; provided that Trasimene shall be entitled to receive (a) payments pursuant to Section 5.3, if any, that are owed as of July 2, 2024 and (b) for Gross Carry Amount on the Built-In Gain involving a Termination Fee Following a Change in Control up through the Termination Date (June 30, 2027) to the extent provided by the terms of the Management Services Agreement.
c. Section 11.4 of the Agreement is hereby amended to amend and restate the following in its entirety:
i. Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in Section 11.3, the Company shall be terminated and the person acting as Liquidator shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Company, including filing the certificate of cancellation with the appropriate Secretary of State.
d. Section 12.8 of the Agreement is hereby amended to amend and restate the following in its entirety:
i. Governing Law. The Act shall govern all questions arising under this Agreement concerning the relative rights of the Company and its Members. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada applicable to contracts made and to be performed in the State of Nevada.
e. Schedule III of the Agreement is hereby amended to amend and restate the following in its entirety:
SCHEDULE III
OFFICERS

Name	Title
William P. Foley, II	Senior Managing Director
Ryan R. Caswell	Managing Director and President
Bryan D. Coy	Managing Director and Chief Financial Officer
Charles R. Curley, Jr.	Managing Director and General Counsel
Michael L. Gravelle	Managing Director, General Counsel and Corporate Secretary
Adrianne C. Burke	Assistant Vice President and Tax Manager
f. Section 6 of Exhibit B Form of Joinder Agreement is hereby amended to amend and restate the following in its entirety.

i.    Governing Law. The Act shall govern all questions arising under this Joinder concerning the relative rights of the Company and its Members. All other questions concerning the construction, validity and interpretation of this Joinder shall be governed by and construed in accordance with the domestic laws of the State of Nevada applicable to contracts made and to be performed in the State of Nevada. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of Nevada, County of Clark and City of Las Vegas or in the United States District Court for the District of Nevada over any suit, action or proceeding arising out of or relating to this Joinder. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.
ii. Reference to the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of similar meaning referring to the Agreement, mean and are a reference to the Agreement as amended by this Amendment.
iii. Counterparts. This Amendment may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or e-mail of an electronic file will be equally as effective as delivery of an original executed counterpart of this Agreement.
iv. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada.
v. No Other Modification. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.
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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.
CANNAE HOLDINGS, LLC
By:    /s/ Bryan D. Coy
    Name:    Bryan D. Coy
    Title:    Chief Financial Officer
CANNAE HOLDINGS, INC.
By:    /s/ Bryan D. Coy
    Name:    Bryan D. Coy
    Title:    Chief Financial Officer
CANNAE HOLDCO, INC.
By:    /s/ Bryan D. Coy
    Name:    Bryan D. Coy
    Title:    Chief Financial Officer
TRASIMENE CAPITAL MANAGEMENT, LLC
By:    /s/ William P. Foley, II
    Name:    William P. Foley, II
    Title:    Managing Member

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